EXHIBIT 1

IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH ACQUIRED SECURITIES

Impulsora de Fondos Banamex, S.A de C.V. is chartered in Mexico City, Mexico.

Each of the undersigned hereby affirms the identification and Item 3 classification of the subsidiary which acquired the security holdings reported in this Schedule 13G.

Dated: February 9, 2016

CITIGROUP INC.

By:	/s/ Ali L. Karshan
Name: Ali L. Karshan
Title: Assistant Secretary